NEWS FROM

Petroleum Development Corporation

FOR IMMEDIATE RELEASE: August 16, 2004

CONTACT: Steven R. Williams - (304) 842-3597 htp://www.petd.com

Petroleum Development Closes Third 2004 Partnership
$18 Million in Subscriptions; Adds to Oil Commodity Options

Bridgeport, West Virginia...Petroleum Development Corporation (NASDAQ/NMS PETD) today announced that it has closed its third 2004 drilling Partnership with the maximum allowed under its registration $18 million in subscriptions. This is up from $17.5 million raised in the third partnership of 2003, and continues the history of strong partnership sales that began in the second half of 2003. The partnership closed nearly three months ahead of its scheduled closing date. Plans call for the partnership wells to be drilled in Wattenberg Field and the Piceance Basin in Colorado, the Company's current areas of drilling operations, although wells in other areas are permissible under the partnership agreement. The Company purchases a 20% interest in each partnership.

The Company's fourth drilling Partnership of the year is scheduled to open on September 1st with maximum subscriptions of $35 million. It has a scheduled closing date of December 31, 2004.

The Company also announced that it has added to previously announced natural gas and oil commodities options positions to protect against possible price instability in future months. The Company purchased oil put options (floors) to provide downside protection. The costs of these puts are offset by the sale of calls (ceilings). The strike prices for the floors and ceilings were set at levels that allowed two floors to be purchased for each ceiling sold.

The Company set floors at $32.30 per barrel of oil (Bbl) for the period from January 2005 through December 2005 for approximately one half of current production from its Wattenberg Field wells in Colorado. The ceilings were set at $40.00.

The accompanying tables summarize all of the Company's current hedging positions.
		Floors		Ceilings
Month Set	Month	Monthly Quantity Mmbtu	Contract Price	Monthly Quantity Mmbtu	Contract Price
	NYMEX Based Hedges - (Appalachian and Michigan Basins)
1/04	Jul 2004 - Oct 2004	122,000	$5.00	-	-
10/03	Jul 2004 - Oct 2004	81,000	$4.00	81,000	$5.65
5/04	Nov 2004 - Mar 2005	180,000	$5.67	90,000	$7.00
2/04	Apr 2005 - Oct 2005	122,000	$4.28	61,000	$5.00

	Colorado Interstate Gas (CIG) Based Hedges (Piceance Basin)
10/03	Jul 2004 - Oct 2004	25,000	$3.20	25,000	$4.70
1/04	Jul 2004 - Oct 2004	25,000	$4.17	-	-
5/04	Nov 2004 - Mar 2005	60,000	$5.04	30,000	$6.00
2/04	Apr 2005- Oct 2005	33,000	$3.10	16,000	$4.43

	Colorado Interstate Gas (CIG) Based Hedges (Wattenberg)
7/04	Nov 2004 - Mar 2005	80,000	$5.00	40,000	$6.20

	NYMEX Based Hedges (Williams acquisition)
6/03	Jul 2004 - Dec 2004	150,000	$4.50	-	-
7/04	Jan 2005 - Mar 2005	150,000	$5.32	-	-
2/04	Apr 2005 - Oct 2005	150,000	$4.26	75,000	$5.00

	Oil hedges
	Month	Monthly Quantity Bbl	Contract Price
2/04	Jul 2004 - Dec 2004	10,000	$31.63

		Floors		Ceilings
8/04	Jan 2004 - Dec 2005	15,000	$32.30	7,500	$40.00

About Petroleum Development Corporation

Petroleum Development Corporation (www.petd.com) is an independent energy company engaged in the development, production and marketing of natural gas. The Company currently has operations in the Appalachian Basin, the Rocky Mountains and Michigan. The Company was added to the Russell 3000 Index of companies in 2003. It has been named on the FSB: Fortune Small Business Magazine list of America's 100 Fastest-Growing Small Companies in 2001 and 2002.

Certain matters discussed within this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although PDC believes the expectations reflected in such forward- looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from expectations include financial performance, oil and gas prices, drilling program results, drilling results, regulatory changes, changes in local or national economic conditions and other risks detailed from time to time in the Company's reports filed with the SEC, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K.

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103 East Main Street - P. O. Box 26 - Bridgeport, West Virginia - Phone: (304) 842-3597